SYMS CORP.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Syms Corp.

Secaucus, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 2-9703, 333-44254 and 333-127399) of Syms Corp of our reports dated May 25, 2012, relating to the consolidated financial statements and the effectiveness of Syms Corp. internal control over financial reporting which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 25, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

May 25, 2012